Exhibit 99.1
NEWS RELEASE

Date: July 26, 2005	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Richard Schweppe
Phone: 949-851-1473
http://www.corvel.com
CorVel Announces Revenues and Earnings
IRVINE, California, July 26, 2005 – CorVel Corporation (NASDAQ: CRVLE) reported earnings per share of $0.28 for the quarter ended June 30, 2005, compared to earnings per share of $0.32 for the same quarter of the prior year. Net income for the quarter was $2.8 million compared to $3.4 million for the prior year’s June quarter. June quarter revenues were $70.7 million, down 7% from $76.3 million in the June quarter of 2004. Shares outstanding were reduced in line with revenues, however, the increased cost of regulatory compliance resulted in a reduction in earnings per share.
During the quarter the national economy continued to show an improving jobs market. Workers’ compensation claims lag the economy, though, and industry claims volumes have remained soft. Gross margins expanded in the quarter as Network Solutions revenues increased as a percent of total revenues. Network Solutions results improved as new product revenue expanded. The Company has been increasing prices in its patient management service line. Case management referral volume was soft in the June quarter.
The expansion of the Company’s medical review product line continues to be the primary focus of business development activities. Investments in artificial intelligence and document management have combined to enable advances in workflow management. Medical documents can now be placed with the most appropriate review resources, creating industry-leading outcomes for employers. Substantial restructuring of internal processes were required over the last two years to incorporate this technology. Achieving the resulting economies will be a priority over the coming year.
Despite diligent efforts, the work necessary to complete the Company’s Form 10-K was not completed by the filing date. The Company’s registered public accounting firm is reviewing the Company’s internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002. The Company intends to complete and file its Form 10-K as soon as possible.

About CorVel
CorVel Corporation (http://www.corvel.com) is a national provider of leading-edge services and solutions in the field of managed healthcare. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, case management, utilization management, independent medical evaluations and medical bill review to more than 2000 clients through its nationwide branch office network. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
     All statements included in this report, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s financial statements, the Company’s ability to file its Form 10-K, Grant Thornton LLP’s ability to issue a report attesting to management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, the Company’s inability to satisfy the listing requirements of the Nasdaq Stock Market and the possible delistment of the Company common stock from the Nasdaq Stock Market. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “likely,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.
     The risks and uncertainties referred to above include, but are not limited to, risks relating to the Company’s ability to file its annual report on Form 10-K as indicated or to receive when expected from its external auditors an audit report on its financial statements and an attestation report on management’s assessment of internal control over financial reporting; risks relating to the Company’s ability to maintain an effective system of internal control over financial reporting; risks that significant deficiencies and/or material weaknesses will be identified; and other factors described in this report and the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004. The forward-looking statements in this report speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Income Statement
Unaudited — Three months ended June 30, 2004 and June 30, 2005

	Three months	Three months
	ended June 30, 2004	ended June 30, 2005
Revenues	$76,256,000	$70,667,000
Cost of revenues	63,347,000	58,663,000

Gross profit	12,909,000	12,004,000
General and administrative expense	7,363,000	7,434,000

Income before income taxes	5,546,000	4,570,000
Income taxes	2,135,000	1,760,000

Net income	$3,411,000	$2,810,000

Earnings per share:
Basic	$0.32	$0.28
Diluted	$0.32	$0.28

Weighted average shares
Basic	10,582,000	9,960,000
Diluted	10,704,000	10,020,000
Balance Sheet
Unaudited — As of March 31, 2005 and June 30, 2005

	March 31, 2005	June 30, 2005
Assets
Cash and cash equivalents	$8,945,000	$9,970,000
Accounts receivable, net	45,611,000	43,916,000
Prepaid taxes and expenses	3,891,000	2,965,000
Deferred income tax assets	4,152,000	4,451,000
Property and equipment, net	29,649,000	30,110,000
Goodwill and other assets	13,045,000	13,028,000

TOTAL ASSETS	$105,293,000	$104,440,000

Liabilities and Stockholders’ Equity
Accounts and taxes payable	$12,293,000	$14,552,000
Accrued Liabilities	11,059,000	9,782,000
Deferred income tax liability	7,700,000	7,185,000
Common stock and paid-in capital	57,672,000	59,754,000
Treasury stock	(113,481,000)	(119,693,000)
Retained earnings	130,050,000	132,860,000

TOTAL LIABILITIES AND EQUITY	$105,293,000	$104,440,000